SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Wells Fargo Funds Trust

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(a) Title of each class of securities to which transaction applies:
(b) Aggregate number of securities to which transaction applies:
(c) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(d) Proposed maximum aggregate value of transaction:
(e) Total fee paid:
[ ] Fee paid previously with preliminary material
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(a) Amount Previously Paid:
(b) Form, Schedule or Registration Statement No.:
(c) Filing Party:
(d) Date Filed:

[WFAM Logo]

May 16, 2017

Dear Shareholder,

We recently contacted you regarding your investment in the Wells Fargo Disciplined U.S. Core Fund, the Wells Fargo Index Fund, the Wells Fargo Large Cap Core Fund, and/or the Wells Fargo Small Cap Core Fund. You have requested that we do not contact you again by phone regarding this matter. We understand from your feedback that calls from our proxy solicitor have been an inconvenience or a nuisance in some cases, and we sincerely apologize. Unfortunately, because of the regulatory requirement associated with this proxy vote, we will need to continue to contact shareholders until we obtain the minimum number of votes necessary.

Please be advised that, to date, the funds have not received the minimum number of shareholder votes required by law to proceed with their important proposal (as outlined in the proxy materials previously mailed to you). We are reaching out again to respectfully reiterate how critical it is for you to vote your shares.

To vote, please call 1-866-387-7715 between 9 a.m. and 10 p.m. Eastern Time, Monday through Friday, and provide the reference number listed below. The call will take less than two minutes of your time.

REFERENCE NUMBER:    123456789

As detailed in the proxy materials, the Board of Trustees of Wells Fargo Funds Trust unanimously recommends that you vote in favor of the proposal for a new subadvisory agreement with Golden Capital Management, LLC, the subadvisor to these funds.

Please vote now so that your response is received before the special shareholder meeting on May 26, 2017.

Your prompt response is greatly appreciated.

Sincerely,

/s/ Andrew Owen

Andrew Owen

President

Wells Fargo Funds

Wells Fargo Asset Management (WFAM) is a trade name used by the asset management businesses of Wells Fargo & Company. Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA, an affiliate of Wells Fargo & Company. Neither Wells Fargo Funds Management nor Wells Fargo Funds Distributor has fund customer accounts/assets, and neither provides investment advice/recommendations or acts as an investment advice fiduciary to any investor.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

REG NOBO

[WFAM Logo]

May 16, 2017

Dear Shareholder,

I am writing to you about an important matter concerning your investment in the Wells Fargo Funds.

Our records indicate that you have yet to vote your shares for the proposal outlined in the proxy statement you received last month. Every vote counts, and your vote is important. By voting now, you will enable us to better serve your investment and eliminate the need for further mailings and calls to shareholders.

PLEASE VOTE TODAY!

You can vote online, by telephone, or by signing and returning the enclosed proxy card, which also includes voting instructions. The voting deadline is May 26, 2017.

WHAT IS HAPPENING?

Shareholders of the Wells Fargo Disciplined U.S. Core Fund, the Wells Fargo Large Cap Core Fund, and the Wells Fargo Small Cap Core Fund are being asked to approve a new investment subadvisory agreement with Golden Capital Management, LLC, so that Golden may continue to serve as subadvisor to these funds. In addition, shareholders in the Wells Fargo Index Fund, which is a "gateway" fund in a "master/gateway" structure, are being asked to provide voting instructions to the Index Fund to approve a new subadvisory agreement for the Wells Fargo Index Portfolio.

Since we last wrote to you, shareholder votes received have been in favor of the proposal. This is in line with the recommendation of two leading, independent proxy advisory firms focused on protecting shareholder interests — Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., LLC. Both firms recommend that shareholders vote in favor of the proposal.

We greatly appreciate and value your being a shareholder. Thank you in advance for your timely consideration of this matter.

Sincerely,

/s/ Andrew Owen

Andrew Owen

President

Wells Fargo Funds

Wells Fargo Asset Management (WFAM) is a trade name used by the asset management businesses of Wells Fargo & Company. Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA, an affiliate of Wells Fargo & Company. Neither Wells Fargo Funds Management nor Wells Fargo Funds Distributor has fund customer accounts/assets, and neither provides investment advice/recommendations or acts as an investment advice fiduciary to any investor.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE